Exhibit 10.1

SEPARATION AGREEMENT

This Separation Agreement (this “Agreement”), dated as of August 19, 2015, is between Imation Corp., a Delaware corporation (the “Company”) and Mark E. Lucas, an individual (“Mr. Lucas”).

WHEREAS, the parties desire to formalize their mutual understanding regarding the termination of Lucas’ employment as Chief Executive Officer of the Company.

The parties to this Agreement agree as follows:

1.  Mr. Lucas hereby resigns his employment with the Company as of the date of this Agreement.

2.  Mr. Lucas shall be paid the benefits he is entitled to under his equity award agreements and the Amended and Restated Severance and Change of Control Agreement, dated November 24, 2014, between Mr. Lucas and the Company (the “Severance Agreement”) as if he had terminated for Good Reason following a Change in Control (as such terms are defined in the Severance Agreement), subject to any conditions for receipt of such benefits set forth therein.  The severance benefits that shall be paid to Mr. Lucas are set forth in Schedule A attached to this Agreement.  The severance amounts set forth in Schedule A shall be placed in escrow upon Mr. Lucas’ resignation and shall be paid, subject to any required withholding, on the date the signed general release described in Section 6 becomes irrevocable and effective.

3.  In addition to the severance benefits identified on attached Schedule A, Mr. Lucas shall be entitled to be paid his current annualized base salary (in the amount of $23,225.06, payable upon his resignation) and all other employee benefits due and owing to him as of the date of this Agreement, subject to any required withholding.

4.  Nothing in this Agreement shall affect the limitations imposed by the Section 280G limitations as provided in Section 7 of the Severance Agreement.

5.  Mr. Lucas agrees that he will provide, as an independent contractor, consulting services to the Company at the Company’s request.  The amount of time and effort required to provide such assistance shall be mutually agreed by the parties, with the understanding that Mr. Lucas’ compensation for such services shall be $5,000 per day.

6.  In consideration of the above and to receive the benefits described in this Agreement, Mr. Lucas agrees to execute a general release of all claims, effective as of the date of his termination.

7.  This Agreement is a compromise and settlement of disputed claims and should not be construed as an admission by the Company that Mr. Lucas does or does not, in fact, have grounds to resign for Good Reason.

8.  All additions or modifications to this Agreement must be made in writing and executed by both parties.

9.  This Agreement is made under and will be construed according to the laws of the State of Minnesota.

AGREED, as of the date first written above:

IMATION CORP.		MR. LUCAS

By:	/s/	/s/
Mark E. Lucas

Schedule A

to Separation Agreement

The following severance will be due and owing to Mr. Lucas as provided in the Separation Agreement:

  $3,524,495, representing all amounts that would be due and owing under the Severance Agreement and outstanding equity awards reduced to the applicable 280G cap of $5,451,245, less the $1,926,750 already paid as a result of the Change of Control.